Exhibit 4.3

SUPPLEMENTAL INDENTURE NO. 5

SUPPLEMENTAL INDENTURE No. 5 (this “Supplemental Indenture”), dated as of July 29, 2010 among Loyalty Travel Agency LLC (“LTA”), a Delaware limited liability company and an indirect subsidiary of Affinion Group, Inc. (or its permitted successor), a Delaware corporation (the “Issuer”), Connexions Loyalty Travel Solutions LLC (“CLTS”), a Delaware limited liability company and an indirect subsidiary of the Issuer, International Travel Fulfillment LLC, a Delaware limited liability company and an indirect subsidiary of the Issuer (“ITF”, and together with LTA and CLTS, the “Additional Subsidiary Guarantors”), the Issuer, and Wells Fargo Bank, National Association, as Trustee under the Indenture (the “Trustee”).

WITNESSETH:

WHEREAS the Issuer and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of April 26, 2006, providing for the issuance of Senior Subordinated Notes (the “Notes”);

WHEREAS, Section 4.11 and Section 10.06 of the Indenture provide that under certain circumstances the Issuer shall cause the Additional Subsidiary Guarantors to execute and deliver to the Trustee a guaranty agreement pursuant to which the Additional Subsidiary Guarantors shall Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Indenture; and

WHEREAS, pursuant to Section 9.01(v) of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Additional Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Guarantees. The Additional Subsidiary Guarantors hereby agree, jointly and severally with all other Guarantors, to guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture (including Article 11).

SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

AFFINION GROUP, INC.

By:	/s/ Leonard Ciriello
	Name:	Leonard Ciriello
	Title:	Executive Vice President and General Counsel

LOYALTY TRAVEL AGENCY LLC

By:	/s/ Leonard Ciriello
	Name:	Leonard Ciriello
	Title:	Executive Vice President and Secretary

CONNEXIONS LOYALTY TRAVEL SOLUTIONS LLC

By:	/s/ Leonard Ciriello
	Name:	Leonard Ciriello
	Title:	Executive Vice President and Secretary

INTERNATIONAL TRAVEL FULFILLMENT LLC

By:	/s/ Leonard Ciriello
	Name:	Leonard Ciriello
	Title:	Executive Vice President and Secretary

[Supplemental Indenture No. 5 (Senior Sub)]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President

[Supplemental Indenture No. 5 (Senior Sub)]